Exhibit 99.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MERCANTILE BANCORP, INC.
     Mercantile Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
     “RESOLVED, that the Certificate of Incorporation of the Company be amended by deleting Article Fourth and by substituting in lieu thereof the following new Article Fourth:
“FOURTH: The total number of shares of stock that the corporation shall have authority to issue is Fourteen Million One Hundred Thousand (14,100,000), of which Fourteen Million (14,000,000) shares shall be Common Stock, with each share of Common Stock having a par value of Forty-One and 67/100 Cents ($0.4167), and One Hundred Thousand (100,000) shares shall be Preferred Stock, with each share of Preferred Stock having a par value of One Cent ($0.01). The Preferred Stock may be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations, preferences or restrictions thereof, all as may be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adapted by the Board of Directors pursuant to authority so to do which is hereby vested in the board.”
     SECOND: That the stockholders of said corporation, at a meeting duly held, adopted said amendment to the Certificate of Incorporation of said corporation.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
     FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective upon the date of filing with the Secretary of State of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Ted T. Awerkamp, President and Chief Executive Officer this ___ day of                      2009, by which signature he acknowledges that this Certificate is the act and deed of said corporation and the facts stated herein are true.

Mercantile Bancorp, Inc.

By:
Ted T. Awerkamp
President and Chief Executive Officer

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